Exhibit 99.l

               Ultralife Batteries Awarded $1.4 Million
                Contract for Tactical Repeater Systems


    NEWARK, N.Y.--(BUSINESS WIRE)--Feb. 12, 2007--Ultralife Batteries, Inc. (NASDAQ: ULBI) through its McDowell Research unit, has received a contract valued at approximately $1.4 million to supply its MRC-200 tactical repeater systems and associated ancillary components to an Allied military. Deliveries will begin this quarter and are expected to be completed in the third quarter.

    "Through McDowell's broad product offering and relationships with both U.S. and non-U.S. government entities, Ultralife continues to diversify its customer base and revenues," said John D. Kavazanjian, Ultralife's president and chief executive officer. "Our new tactical repeater system significantly complements our growing portfolio of military communications accessories and we are pleased to provide such a high-quality and tactically important communications component to our allies."

    The MRC-200 is an advanced Tactical Repeater System (TRS) used in conjunction with modern multi-band, multi-mission handheld radio systems, and supports 20-Watt, 2-Frequency Simplex operations across the 30-512-MHz band according to role and mission. The MRC-200 TRS, which can be deployed as a standalone package, and which is ideally suited for quick-fit installation in a variety of land, air and maritime platforms, supports reliable and flexible communications and provides a significant increase in capability for the deployed handheld radio user.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for markets including military, commercial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Commercial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

    Ultralife's McDowell Research operating unit is a leader in the design and manufacture of power solutions and accessories to support military communications systems including power supplies, RF amplifiers, battery chargers, amplified speakers, equipment mounts, case equipment and integrated communication systems. Detailed information on McDowell Research is available at:
www.mcdowellresearch.com.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: Addressing the process of U.S. military procurement, worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Ultralife(R) and McDowell Research(TM) are a trademarks of Ultralife Batteries, Inc.


    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             Or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777